Exhibit 99.6

Mangomill plc

950 Third Avenue, 25th Floor

New York, NY 10022

Consent to Reference in Proxy Statement/Prospectus

Mangomill plc (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.

Dated: September 1, 2022

/s/ Harold R. Berenson
Signature
Name: Harold R. Berenson